Exhibit 99.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ALLIANCE PHARMACEUTICAL CORP.

Under Section 805 of the Business Corporation Law

           We, the undersigned, Theodore D. Roth and Tim T. Hart, being respectively the President and the Secretary of Alliance Pharmaceutical Corp., hereby certify:

1. The name of the corporation is Alliance Pharmaceutical Corp. (hereinafter called the "Corporation"). The name under which the Corporation was formed is Otisville Biologics, Inc.

2. The Certificate of Incorporation was filed in the office of the Secretary of State on the 23rd day of February, 1983 (the "Certificate of Incorporation").

3. The Certificate of Incorporation of the Corporation was first restated and the Restated Certificate was filed on November 10, 1993.

4. The Certificate of Incorporation of the Corporation was restated for a second time and the Restated Certificate was filed on May 7, 2001.

5. The Certificate of Incorporation of the Corporation, as amended heretofore, is further amended to effect the Reverse Stock Split (as defined below).

6. The first paragraph of Section 4 of the Certificate of Incorporation, as amended heretofore, is restated to read as follows:

Simultaneously with the effective date of this Certificate of Amendment (the “Effective Date”) all issued and outstanding shares of Common Stock (“Existing Common Stock”) shall be and hereby are automatically combined and reclassified (the “Reverse Split”) as follows: every five shares of Existing Common Stock shall be combined and reclassified (the “Reverse Stock Split”) as one share of issued and outstanding Common Stock (“New Common Stock”). The Corporation shall not issue fractional shares on account of the Reverse Stock Split. Any fractional share resulting from such change shall be rounded upward to the next higher whole share of New Common Stock.

The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock.

From and after the Effective Date, the term “New Common Stock” as used in this Article Four shall mean Common Stock as provided in the Certificate of Incorporation.

The total number of shares of stock which the Corporation is authorized to issue is 130,000,000 of which 125,000,000 shares shall be designated Common Stock, $.01 par value per share, and 5,000,000 shares shall be designated Preferred Stock, $.01 par value per share. The relative rights, preferences and limitations of the shares of each class are as follows:

The remainder of Section 4 shall remain unchanged.

7. The manner in which the foregoing Amendment of the Certificate of Incorporation was authorized is as follows: The Board of Directors of the Corporation authorized the Amendment under the authority vested in said Board under the provisions of the Certificate of Incorporation and of Section 502 of the Business Corporation Law. The holders of a majority of the outstanding shares entitled to vote adopted resolutions authorizing the Reverse Stock Split at the annual meeting of shareholders on October 15, 2001.

           IN WITNESS WHEREOF, we have subscribed this document on the date set opposite each of our names below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Date: October 16, 2001

/s/ Duane J. Roth Name: Duane J. Roth Title: Chief Executive Officer /s/ Tim T. Hart Name: Tim T. Hart Title: Secretary